UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 4, 2014

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio	44144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The information in this Item 7.01 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference.

On February 4, 2014, American Greetings Corporation, an Ohio corporation (the “Company”), Century Intermediate Holding Company, a Delaware corporation (“Holdings”), and certain wholly-owned domestic direct and indirect subsidiaries of the Company entered into the Second Amendment to Credit Agreement (the “Amendment”), which amends the Credit Agreement dated as of August 9, 2013 (the “Credit Agreement”), as amended, among the Company, Holdings, the lenders party thereto (the “Lenders”), PNC Bank, National Association, as the revolver agent and the collateral agent, and Bank of America, N.A., as the global administrative agent. The Amendment modifies the Credit Agreement to clarify that either a direct or indirect parent of Holdings may be the issuer of certain senior unsecured notes to be issued in a principal amount not to exceed $300,000,000.

In connection with the potential issuance of such senior unsecured notes, the Company will indicate to certain investors that, based upon its financial institution account balances, its cash and cash equivalents balance was approximately $85.2 million and that it had no borrowings outstanding under its revolving credit facility as of January 31, 2014. Additionally, American Greetings will indicate that it has achieved approximately half of the approximately $50 million of annual savings expected from its previously announced cost-saving efforts related to the Company’s information systems refresh project.

The senior unsecured notes will be issued through a private placement and resold by initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation S. The senior notes will not be registered under the Securities Act and cannot be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Greetings Corporation
(Registrant)

By:	/s/ Christopher W. Haffke
Christopher W. Haffke
Vice President, General Counsel and Secretary

Date: February 4, 2014